IDENTIVE ANNOUNCES APPOINTMENT OF DAVID WEAR AS EVP FINANCE

SANTA ANA, Calif. and ISMANING, Germany, May 3, 2012 – Identive Group, Inc. (NASDAQ: INVE; Frankfurt: INV), a provider of products and services for the identification, security and RFID industries, announced that David Wear, 44, has joined the Company today as Executive Vice President, Finance, and will be based at the Company’s offices in Ismaning, Germany.

Wear will assume the role of Executive Vice President, Chief Financial Officer and Company Secretary on July 1, 2012, replacing Melvin Denton-Thompson, who will remain with the Company as Executive Vice President for Special Projects through March 31, 2013 to, among other things, facilitate the transition of the CFO role.

Wear has nearly 25 years’ experience in finance and financial management on a global basis, with significant experience in the security industry. For more than 15 years he served in regional and divisional management roles within the security businesses of United Technologies Corporation (UTC), where his responsibilities included regional oversight of internal controls and Sarbanes-Oxley compliance. As a regional CFO, he managed financial operations and reporting for the UTC Fire and Security, Chubb and Williams subsidiaries in Europe and Asia and oversaw the transition from UK GAAP to US GAAP. Most recently Wear was responsible for finance transformation and restructuring programs for the $1.0 billion UK operations of UTC Fire and Security. He qualified as a Chartered Management Accountant in 1991.

“David’s record as a successful business leader and his deep expertise in the global security industry are ideal prerequisites to take on this important role on our management team to support our financial strategy and growth initiatives,” said Ayman S. Ashour, Chairman and Chief Executive Officer of Identive. “We welcome David to our team and believe his strong operational experience as a CFO and his proven ability to balance cost reductions and growth will benefit Identive and our stockholders and enhance our communications with the capital markets.”

Ashour added, “I am very grateful to Melvin for helping to guide Bluehill ID since our early start-up days in 2008, and Identive since its combination with Bluehill in 2010. Melvin has been an important contributor in transforming Identive to a high-growth global technology company, and has agreed to help as needed with the transition period for David Wear.”

About Identive

Identive Group, Inc. (NASDAQ: INVE; Frankfurt: INV) is focused on building the world’s signature company in Secure ID. The company’s products, software, systems and services address the markets for identity management, physical and logical access control, cashless payment, NFC solutions and a host of RFID-enabled applications for customers in the government, enterprise, consumer, education and healthcare sectors. Identive’s mission is to build a lasting business of scale and technology based on a combination of strong technology-driven organic growth and disciplined acquisitive expansion. The company delivers up-to-date information on its activity and the industry trends through its industry-leading social media initiatives and educational resource, Ask Identive.com. For additional information, please visit www.identive-group.com or follow on Twitter at @IdentiveGroup.

Contacts:

Darby Dye, +1 949 553-4251, ddye@identive-group.com

Lennart Streibel, +49 89 9595-5195, lstreibel@identive-group.com